EXHIBIT 99.1

JOINT FILING AGREEMENT

Each of the undersigned hereby agrees that this Amendment No. 5 to Schedule 13D is being filed with the Securities and Exchange Commission on behalf of each of the undersigned pursuant to Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.

Dated: July 29, 2013

ESES HOLDINGS (FZE)

By:	/s/ Ahmed Shayan Fazlur Rahman
Name:	Ahmed Shayan Fazlur Rahman
Title:	Owner and Director

/s/ Ahmed Shayan Fazlur Rahman
Ahmed Shayan Fazlur Rahman